UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2013

ANTERO RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36120	80-0162034
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1625 17th Street
Denver, Colorado 80202
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 357-7310

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                   Entry into a Material Definitive Agreement.

Purchase Agreement

On October 24, 2013, Antero Resources Finance Corporation (the “Finance Company”) entered into a purchase agreement (the “Purchase Agreement”), by and among the Finance Company, J.P. Morgan Securities LLC, as representative of the initial purchasers listed in Schedule 1 thereto (the “Initial Purchasers”), Antero Resources Corporation (the “Company” or “Parent Guarantor”), Antero Resources Bluestone LLC and Antero Resources Midstream LLC, which provides for the sale by the Finance Company of $1,000,000,000 aggregate principal amount of its 5.375% Senior Notes due 2021 (the “Notes”) to the Initial Purchasers (the “Offering”).  The Notes are jointly and severally, fully and unconditionally, guaranteed (the “Guarantees”) on a senior unsecured basis by the Parent Guarantor, its wholly-owned subsidiaries (other than the Finance Company), and certain of its future restricted subsidiaries (collectively, the “Guarantors”).

The Notes and the Guarantees were issued and sold to the Initial Purchasers pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(2) thereunder.  The Initial Purchasers intend to resell the Notes and Guarantees (i) inside the United States to “qualified institutional buyers,” as defined in Rule 144A (“Rule 144A”) under the Securities Act in private sales exempt from registration under the Securities Act in accordance with Rule 144A, and (ii) to other eligible purchasers pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act (“Regulation S”) in accordance with Regulation S. The Notes and Guarantees have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

The purchase price for the Notes and Guarantees was 100% of their principal amount. The Finance Company received net proceeds from the issuance and sale of the Notes of approximately $987.1 million, after discounts and estimated offering expenses. The Finance Company intends to use $549.6 million of the net proceeds of the Offering to finance the redemption of its 9.375% senior notes due 2017.  The Finance Company intends to use the remaining net proceeds to (i) repay in full the 9.0% senior note due 2013, (ii) repay the outstanding borrowings under the Company’s credit facility and (iii) fund the Company’s drilling and development program.

The Purchase Agreement contains customary representations, warranties and covenants and includes the terms and conditions for the sale of the Notes, indemnification (including indemnification for liabilities under the Securities Act) and contribution obligations and other terms and conditions customary in agreements of this type.

Certain of the Initial Purchasers or their affiliates perform and have performed commercial and investment banking and advisory services for the Finance Company and the Company from time to time for which they receive and have received customary fees and expenses. In particular, affiliates of certain of the Initial Purchasers are lenders under the Company’s credit facility and therefore may receive their pro rata share of any proceeds from the sale of the Notes that are used to repay borrowings under the Company’s credit facility.  In addition, certain of the initial purchasers and their respective affiliates may hold the Finance Company’s outstanding senior notes, including notes being redeemed with proceeds from the Offering, and therefore, could receive a portion of such proceeds.  The Initial Purchasers may, from time to time, engage in transactions with and perform services for the Finance Company and the Company in the ordinary course of their business for which they will receive fees and expenses.

In addition, the Finance Company, the Company and each of the other Guarantors has agreed with the Initial Purchasers not to offer or sell any debt securities (other than the Notes or any notes to be issued in an exchange offer for the Notes) for a period of 60 days after the date of the Purchase Agreement without the prior consent of J.P. Morgan Securities LLC.

The summary of the Purchase Agreement set forth in this Item 1.01 does not purport to be complete and is qualified by reference to such agreement, a copy of which is being filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03                   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 concerning the Purchase Agreement is incorporated herein by reference.

Item 9.01                   Financial Statements and Exhibits.

(d)         Exhibits.

EXHIBIT	DESCRIPTION

10.1

Purchase Agreement, dated as of October 24, 2013, by and among Antero Resources Finance Corporation, Antero Resources Corporation and the other guarantors party thereto and J.P. Morgan Securities LLC, as representative of the initial purchasers named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTERO RESOURCES CORPORATION

	By:	/s/ GLEN C. WARREN, JR.
Glen C. Warren, Jr.
President and Chief Financial Officer

Dated: October 25, 2013

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

10.1

Purchase Agreement, dated as of October 24, 2013, by and among Antero Resources Finance Corporation, Antero Resources Corporation and the other guarantors party thereto and J.P. Morgan Securities LLC, as representative of the initial purchasers named therein.